Exhibit 10.128

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“the Agreement”) is made and entered into by and between VG LIFESCIENCES INC., a Delaware corporation (the “Client”), and Richard Tobin (“Consultant”) effective the ________________.

(the Client and Consultant are jointly referred to herein as the “Parties”)

WHEREAS, the Client is engaged in the business of researching, development and distributing products and technology with applications in Life Sciences, including but not limited to Treading autoimmune disease, cancer, biofuel and agricultural oil production; and

WHEREAS, Consultant has been engaged in and has experience in the Client’s business; and

WHEREAS, the Client desires to provide for the engagement of Consultant, to clearly set forth the relationship between the parties, and to restrict Consultant from using certain confidential information and from competing with the Client in the future.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1) Non-Exclusive Engagement Engagement of Consultant; Term. The Client hereby engages Consultant as its non-exclusive provider of consulting services described in this Agreement, for a term (the “Term”) which will commence on the date of this Agreement and continue on a month-to-month basis or terminated as described in Section 12.

2) Consultant Services. On the terms and conditions set forth in this Agreement, Consultant will provide the following services to the Client as directed by the Client (the “Services”).

a)	Consultant will assist in the compilation, organization, gathering, ordering, filing and archiving of data, lab results, white papers, and other information generated in its research including that conducted, directed or designed by M. Karen Newel-Rogers, or contracted vendors to aid in the creation of a restricted access “data room” for Client information concerning its products and test results; and

b)	Consultant will assist and advise the Client in other areas in which Consultant has expertise as reasonably requested from time to time by the Client.

3) Method of Providing Services. Consultant shall be available to the management of the Client as reasonably requested during the Term. Consultant will perform Services, and may communicate with the Client’s management and other parties, through personal meetings, correspondence, telephone or video conferences, and such other methods, and at such times, as mutually determined, subject to the reasonable convenience of the parties. Unless requested otherwise by the Client, Consultant shall communicate with the Client’s management through the Client’s President. Acting in good faith and consistent with ordinary business practices with respect to advisory relationships, Consultant shall devote a reasonable amount of time per month to the provision of the Services described herein provided that this does not materially conflict with Consultant’s appointment at Institution

4) Performance. Consultant agrees to at all times faithfully, industriously, and to the reasonable best of her abilities, experience, and talents,perform all of the Services that may be required of and from her pursuant to the express and explicit terms hereof.

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5) Independence of Parties. Nothing contained in this Agreement shall constitute either party as an employee, partner, co-venturer or agent of the other, it being intended that each shall act as an independent contractor with respect to the other. Consultant is not authorized to speak on behalf of the Client or bind it in any manner.

6) Compensation.

a)	Fee. $ ___ Per Month. Cash Payment __________ Common Stock _______
a)	The Client hereby indemnifies and defends the Consultant and each of her executors, heirs, assigns, and representatives, as applicable, (each, an “Indemnitee”) against, and holds each Indemnitee harmless from, any loss, liability, obligation, deficiency, damage or expense including, without limitation, interest, penalties, reasonable attorneys’ fees and disbursements (collectively, “Damages”), that any Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with (whether or not in connection with any third party claim):
i)	Any breach of any representation or warranty made by the Client contained in this Agreement; the failure of the Client to perform or to comply with any covenant or condition required to be performed or complied with in accordance with this Agreement; and the good faith performance of the Services.
b)	Indemnification Procedures for Third Party Claims.
i)	Promptly after notice to an Indemnitee of any claim or the commencement of any action or proceeding, including any actions or proceedings by a third party (hereafter referred to as “Proceeding” or “Proceedings”), involving any Damage referred to in this Section, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against an Indemnitee pursuant to this Section, give written notice to the Client, wetting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any Indemnitee to give such notice shall not relieve the Client of its obligations hereunder, except to the extent that the Client is actually prejudiced by the failure to give such notice.
ii)	In the case of the Proceeding by a third party against an Indemnitee, the Client shall upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, and, after notice from the Client to the Indemnitee of its assumption of the defense thereof, the Client shall not be liable to such Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof (but the Indemnitee shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregoing by the Indemnitee as a result of any settlement or compromise thereof that is effected by the Indemnitee without the written consent of the Client).
(iii)	Anything in this Section 10 notwithstanding, if both the Client and the Indemnitee are named as parties or subject so such Proceeding and either party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other arty or that a material conflict of interest between such parties may exist in respect of such Proceeding, then the Client may decline to assume the defense on behalf of the Indemnitee or the Indemnitee may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the Client shall be relieved of its obligation to assume the defense on behalf of the Indemnitee, but shall be required to pay any legal or other expenses including, without limitation, reasonable attorneys’ fees and disbursements, incurred by the Indemnitee in such defense.

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(iv)	If the Client assumes the defense of any such Proceeding, the Indemnitee shall cooperate fully with the Client and shall appear and give testimony, produce documents and other tangible evidence, and otherwise assist the Client in conducting such defense. The Client shall not, without the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect of such claim or Proceeding. Provided that proper notice id duly given, if the Client shall fail promptly and diligently to assume the defense thereof, then the Indemnitee may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the Client the entire cost and expense thereof including, without limitation, reasonable attorneys’ fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be maid by period payments of the amount there of during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.
c)	The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11. Termination. Either party may terminate this agreement at any time during the term hereof without advance notice by providing written communication to the other party.

12. Termination Payment.

Upon termination Consultant shall be entitled to receive only that compensation due and payable hereunder with respect to periods ended on or before the date of termination, pro-rated if necessary.

13. Cooperation. The parties shall deal with each other in good faith, good faith meaning honesty in fact and the observance of all commercial standards of fair dealing and usages of trade, which are regularly observed within the industry.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall bee applied against any party.

15. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. If the parties agree, there shall be one arbitrator; otherwise there shall be a panel of three arbitrators. The cost of arbitration shall be borne by the Client. Judgment upon the reward rendered may be entered in any court having jurisdiction thereof.

16. Governing Law and Disputes. This Agreement shall be governed by the laws of the State of California, without regard to choice of law provisions.

17. Waiver. Any party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided, however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby. No such waiver shall be deemed to constitute or imply waiver of any other term provision or condition of this Agreement.

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18. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

19. Counterpart and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference and shall not affect its meaning or interpretation.

20. Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the engagement of Consultant by the Client. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication passing between the parties hereto hall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the parties to this Agreement.

21. Modification of Contract. This Agreement cannot be modified by tender, acceptance or endorsement of any instrument of payment, including check. Any words contained in an instrument of payment modifying this contract, including a waiver or release of any claims, or a statement referring to paying is full is void.

22. Enforcement. Consultant acknowledges that any remedy at law for breach of Exhibit E would be inadequate, acknowledges that the Client would be irreparably damaged by an actual or threatened breach thereof, and agrees that the Client shall be entitled to an injunction restraining Consultant from any actual or threatened breach of Exhibit E as well as any further appropriate equitable relief without any bond or other security being required. The Client may pursue enforcement of Exhibit E by commencing an action at law or in equity without first pursuing arbitration pursuant to Section 16 of this Agreement. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

23. Assignment. The provisions of this Agreement shall be in writing and shall be sent by certified or registered first class mail, return receipt requested, or shall be personally delivered, or sent by an overnight delivery service such as Federal Express, or shall be transmitted by telefax (provided such telefax message is confirmed by telephonic acknowledgment of receipt or by sending via other authorized means a confirmation copy of such notice) addressed to the parties at their respective last know business addresses.

Agreed to effective the 1st day of July, 2014

VG LIFESCIENCES INC.

By: /s/ Haig Keledjian	/s/ Richard Tobin
President

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EXHIBIT A

VG LIFESCIENCES INC., Intellectual Property Agreement

(the “VG LIFESCIENCES, INC. IP Agreement”)

In consideration of Consultant entering into that certain Consulting Agreement dated as of the date hereof (the “Consulting Agreement”) with VG LIFESCIENCES INC., (“VG”), Consultant agrees as follows. Capitalized terms used herein that are not defined in this VG LIFESCIENCES INC., IP Agreement shall be defined as in the Consulting Agreement.

1. Non-Solicitation. Consultant acknowledges that, in the course of performing Services (as used throughout this VG LIFESCIENCES INC., IP Agreement as defined in the Consulting Agreement) for or on behalf of VG, having access to VG’s technology, reports, processes, materials, knowledge and know-how, data, facilities, books and records, Consultant may from time to time receive Confidential Information (as defined in Paragraph 2, below) of or with respect to VG and hereby stipulates and agrees that such Confidential Information is a part of and essential to the operations and goodwill of VG. In connection and in furtherance of the foregoing, Consultant may not (whether directly or indirectly; as the principal or on such person’s own account; or solely or jointly with others as an Consultant, agent, independent contractor, consultant, general or limited partner, member, stockholder or holder of equity securities of any other person, other than through ownership of less than on percent of a class of publicly-traded securities of a company) engage in any of the conduct or activity described below in this Paragraph 1.

(a) Consultant may not, so long as Consultant is a Consultant of VG pursuant to the Consulting Agreement and until the third anniversary of the effective date of termination of the Consulting Agreement for any reason, solicit, induce or influence any person that at such time is (or, during the six (6) month period ending on the effective date of termination of the Consulting Agreement, was) a vendor, licensor, licensee, distributor, customer, company, Consultant, or independent contractor of VG. Consultant acknowledges that the restrictions in this subparagraph (a) of this Paragraph 1 will not impair Consultant’s ability to carry on Consultant’s profession or earn a living.

(b) Consultant may not, so long as Consultant is a Consultant of VG and until the third anniversary of the effective date of termination of the Consulting Agreement for any reason, without the express prior written consent of VG, participate either directly or indirectly in any discussion or negotiation with any person that at such time is (or, during the six month period ending on the effective date of termination of the Consulting Agreement, was) a vendor, licensor, licensee, distributor, customer, company Consultant, or independent contractor of VG the purpose of which discussion or negotiation would be materially adverse to the interests of VG and the relationship existing between VG and such person. Consultant acknowledges that the restrictions in this subparagraph (b) of Paragraph 1 will not impair Consultant’s ability to carry on Consultant’s profession or earn a living.

2. Non-Disclosure of Information. Consultant understands that the covenants and agreements in this Paragraph 2 may limit Consultant’s ability to earn a livelihood in a business similar to the business of VG of researching, developing and distributing biomedical products and technology, but nevertheless believes that the Consultant has received and will receive sufficient consideration and other benefits from VG so as to clearly justify such restrictions which, in any event (given Consultant’s education, skills and ability), Consultant does not believe would prevent Consultant from earning a living:

(a) Consultant acknowledges that, in the course of performing Services for or on behalf of VG, having access to VG’s technology, reports, processes, knowledge and know-how, data, facilities, books and records, or otherwise being associated with VG, Consultant will have access to , and become acquainted with, Confidential Information of or with respect to VG and hereby stipulates and agrees that such Confidential Information is a part of and essential to the operations and goodwill of VG. Consultant (i) hereby stipulates and acknowledges that the Confidential Information constitutes important, material, proprietary and confidential trade secrets of VG that affect the successful conduct of the business and goodwill of, VG; (ii) stipulates and acknowledges that any and all of the Confidential Information is the sole and exclusive property of VG, regardless of whether Consultant was engaged in the development of any of such Confidential Information while performing Services for or on behalf of VG; (iii) agrees to keep all such Confidential Information in strictest confidence, and not to, directly or indirectly, use or divulge, disclose or communicate to any person (other than a duly-authorized representative of VG) any such Confidential Information other than in the ordinary course of business of VG for the benefit of VG; and (iv) agrees not to copy or otherwise duplicate any such Confidential Information or knowingly allow anyone else to copy or otherwise duplicate such Confidential Information, other than in the ordinary course of business of VG for the benefit of VG. Upon the termination of the Consulting Agreement, and at any time at the request of VG, shall promptly return to VG all copies of such Confidential Information delivered to or obtained by Consultant or, at the election of VG, certify that all copies of such Confidential Information in the possession of Consultant or any person who received such Confidential Information from Consultant have been destroyed or erased, except that Consultant may keep one (1) copy thereof for the purpose of complying with the terms of the Agreement.

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(b) “Confidential Information” means, with respect to VG, any technical, financial or business information (including, without limitation, manuals, forms, memoranda, reports, journals, data, test results, correspondence, business plans, customer lists, pricing lists, contracts, plans or specifications, or the like) that may disclose (or may reasonably be expected to disclose) the customs and practices, marketing methods and data, services and products, methods of doing business, manner of operation know-how, formulas, technical data or information, clinical study protocols, patient or biologic information, manufacturing information or know-how methods, processes, compounds, and other confidential information, regardless of whether in written, oral, graphic, encoded, encrypted tangible, or intangible forms, all of which the Consultant hereby acknowledges constitute “trade secrets” within the meaning of the Uniform Trade Secrets Act, codified at Sections 3426 et seq. of the California Civil Code.

(c) Consultant shall have no obligations to preserve the confidential or proprietary nature of any information that (i) was already known to Consultant free of any obligation to keep such information confidential at the time of disclosure of such information; (ii) is or becomes publicly known through no wrongful act of Consultant; (iii) is rightfully received from a third person having no direct or indirect secrecy or confidentiality obligation to VG; (iv) is disclosed to a third person by VG without restrictions on confidentiality similar to those contained in this Paragraph 2; (v) is approved for disclosure by written authorization of VG; (vi) is developed by Consultant or on Consultant’s behalf independently of the information disclosed to Consultant by VG as shown by written record; or (vii) Consultant is obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that Consultant promptly notifies VG and cooperates reasonably with VG’s efforts to contest or limit the scope of such order.

(d) Except for the assignment provisions as provided in Section 3 of this VG LIFESCIENCES INC., IP Agreement, the provisions of this Paragraph 2 shall apply to Consultant throughout the term of the Consulting Agreement and continue in perpetuity.

3. Assignment of Inventions. Consultant shall promptly disclose any Consultant Creations (as defined below) to VG and any such Consultant Creations shall be VG’s sole property. All original works of authorship that are made by Consultant (in whole or in part, either alone or jointly with others) during and in the performance of the Services and that are protectable by copyright are “works made for hire” as defined in the United States Copyright Act (17 U.S.C.A. Section 101). “Consultant Creation(s)” means any idea, concept, discovery, development, device, design, apparatus, use, machine, practice, process, method, product, composition of matter, improvement, formula, algorithm, literary or graphical or audiovisual work or sound recording, mask work, or computer program of any kind (whether or not subject to patent, copyright, trademark, trade secret, mask work right, or similar protection) that relate(s) in any way to any of VG’s biological or pharmaceutical products under investigation or development from time to time, or any manufacturing or production know-how, scientific know-how, processes, or procedures pertaining thereto that are made by Consultant, in whole or in part, either solely or jointly with others, during and in the performance of the Services, provided, however, that Consultant does not have a pre-existing obligation to assign any such Consultant Creation to the University. Consultant shall promptly notify VG in advance or at the earliest reasonable time if any work being performed or proposed by VG in advance or at the earliest reasonable time if any work being performed or proposed by VG to be performed by Consultant under this Agreement may give rise to Consultant Creations that may be assignable to University under any agreements.

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(a) Consultant hereby assigns to VG, and agrees to assign to VG in the future where appropriate, any and all such Consultant Creations, and agrees to cooperate with VG in the execution of appropriate instruments assigning and evidencing such assignment and ownership rights of VG, to the maximum extent permitted by Section 2870 of the California Labor Code. In order that VG may perfect and protect its rights to Consultant Creations as provided hereunder, Consultant agrees that Consultant’s obligations regarding assignment of such Consultant Creations to VG shall survive termination of Consultant’s engagement with VG for a term of three years following the date of termination of the Consulting Agreement for any reason.

4. Enforcement. Consultant acknowledges that the covenants and the restrictions contained in this Agreement are necessary and required for the adequate protection of VG and are necessary to preserve the goodwill of VG and the value of its existing Confidential Information, inventions, contracts and relationships; such covenants relate to matters that are of a special, unique and extraordinary value; and , a breach of any such covenant or restriction will result in loss of goodwill, invasion of property rights of VG, unfair competition by the breaching party, and other irreparable harm and damages to VG, which cannot be adequately compensated by a monetary award. It is accordingly agreed that VG or any of its subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Nothing in this Agreement shall be construed as prohibiting VG from pursuing any other legal or equitable remedies available to VG for such breach or threatened breach of any of the provisions of this Agreement (including, without limitation, recovery of all damages from Consultant and an equitable accounting of all earnings, profits and other benefits arising from such violation).

5. Conflict. In the event of any conflict between any provision in this Agreement and any provision in the Consulting Agreement, the provision(s) in the Consulting Agreement shall govern.

AGREED:

CONSULTANT:

/s/ Richard Tobin	DATED: 6/27/2013

VG Lifesciences Inc.

/s/ Haig Keledjian	DATED: 6/28/2013
Haig Keledjian, President

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